                                                                   EXHIBIT 10.25


                          INSURANCE SERVICE AGREEMENT

This Agreement is between Mutual Service Casualty Insurance Company, a Minnesota corporation (hereinafter called "MSI", and IGF Insurance Company, an Indiana corporation (hereinafter called "IGF").

WHEREAS, IGF insures growing crops; and

WHEREAS, IGF is not licensed to do an insurance business in all states; and

WHEREAS, IGF has requested that MSI front for it in several states in which IGF is not licensed to do an insurance business; and

WHEREAS, MSI is willing to provide its facilities to IGF, subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the Reinsurance Agreement identified in paragraph 3, and for other good and valuable consideration, MSI and IGF agree as follows:

1.   Authority of IGF.

     A.   MSI authorizes IGF:

          (1) to procure Crop Hail, Multi-Peril, Named Peril (Agricultural) and Flood Insurance business (herein called "Insurance") through properly licensed producers ("Agents") for MSI's account in the states of California, Florida, Georgia, Idaho, Kentucky, Michigan, New Mexico, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia, Washington and such other states as the parties may mutually agree to in a writing referencing this Agreement; and

          (2) to manage such Insurance on behalf of MSI as set forth in this Agreement.

      B. Subject to the restrictions contained in this Agreement, MSI grants IGF the authority to perform the following activities on MSI's behalf:

          (1) to file rules, rates and forms applicable to the Insurance with appropriate regulatory authorities;

          (2) to appoint and remove Agents, and to pay commissions on Insurance produced by Agents;

          (3)    to accept and decline Insurance risks;

          (4)    to bind, issue and cancel Insurance policies ("Policies");

          (5)    to bill, collect and refund Insurance premiums;

          (6) to make customary endorsements, changes, assignments, transfers and modifications of existing Policies; and

          (7) to adjust, compromise and process Insurance claims, including the right to litigate claims in MSI's name.

2. Effective Date. IGF can Issue Policies providing Multi-Peril Crop Insurance Coverage reinsured by the Federal Crop Insurance Corporation for the policy period July 1, 1995 - June 30, 1996 upon execution of this Agreement. IGF can issue Policies for the other lines of insurance beginning January 1, 1996.

3.   Reinsurance.

     A. All Insurance business coming within the scope of this Agreement shall be the joint and several liability of IGF and PAFCO General Insurance Company, an Indiana corporation, under a 100% Quota Share Reinsurance Agreement approved by MSI (the "Reinsurance Agreement").

     B. IGF agrees to maintain reinsurance on Insurance underwritten and assumed by it from time to time as may be required by MSI. IGF shall not change its reinsurance cover without MSI's written consent.

4.   Issuing Fee and Expense.

     A. MSI shall be entitled to an annual fee for its participation hereunder equal to the greater of the sum of the percentages shown below of the net premium written on Insurance, by line, during the calendar year and $350,000 (the "Issuing Fee").

         (1)   Crop Hail

               2.50% of the net premium written on the Insurance during the calendar year for all Crop Hail business.

         (2)   Multi-Peril Crop Insurance

               (a)    Non Catastrophe Policies

                      A minimum rate of 2.00% shall apply to 100% of farmers paid and subsidy premium and shall slide to maximum of 3.00% if the Grow Loss Ratio (before application of the Standard Reinsurance Agreement (SRA)) is less than or equal to 90%, for the applicable crop year in question.

               (b)    Catastrophe Policies

                      A minimum rate of .6% of "imputed premium", as defined in the SRA, and shall slide to a maximum of 1.10% if the Gross Loss Ratio is less than or equal to 90%, for the applicable Crop year in question.

   B. IGF agrees to pay and/or reimburse MSI for all expenses related to insurance produced pursuant to this Agreement. Such expenses shall include, but shall not be limited to Agent licenses, Agent Commissions, agency supplies (such as application forms, policy blanks, daily reports, adjuster supplies and loss drafts), advertising, premium taxes, local board and association fees, state policy filing fees, and other fees pursuant to those laws and regulations creating obligatory funds, pools, joint underwriting associations, FAIR plans and similar plans, and reinsurance facilities designed to provide insurance on risks upon which coverage cannot be obtained through the normal insurance market.

   C. IGF agrees to hold MSI harmless and reimburse it for all other amounts, including claims and adjustment fees and judgments, to pay as a result of insurance produced pursuant to this Agreement and not covered by the Reinsurance Agreement, it being the intent of the parties that MSI shall be entitled to earn a profit in each year that this Agreement is in effect equal to the Issuing Fee.

   D. As used in this Agreement "net premium written" means gross premium written less returns and cancellations.

5.       Reports and Remittances.

         A. IGF shall prepare and submit to MSI within forty-five (45) days after the end of each month a bordereau report showing for that month gross premiums written less returns and cancellations; Agent's commissions; paid losses and loss adjustment expenses; and reserves for outstanding losses. IGF shall also provide MSI with such other information as MS[ may require to complete its Annual Statement and satisfy internal and external reporting requirements.

         B. IGF shall remit to MSI within forty-five (45) days after the end of each month an amount equal to MSI's liability for premium taxes on the net premium written on insurance during such month.

         C. Each year, by December 1, IGF shall remit to MSI an amount equal to the greater of the percentage fees noted in 4.A. 1.-2. of the net premium on Insurance written through October of that year and $350,000.

         D. Beginning in 1996 and each year thereafter, on or before April 15, IGF shall remit to MSI the amount, if any, by which the percentage fees noted In 4.A. 1.-2. of the net premium on Insurance written during the preceding calendar year exceeds the amount paid to MSI under paragraph 5.C. In the event the amount previously paid by IGF under paragraph 5.C. for the year exceeds the difference to IGF following receipt of notice form IGF on the amount due.

         E. IGF shall be liable to MSI for all premiums on Insurance produced under this Agreement, regardless of whether such premiums are collected by IGF.

         F. IGF shall have its financial affairs audited annually by an Independent auditor acceptable to MSI, and shall provide MSI with a copy of such audit promptly upon its completion.

6.   Restrictions.

     A. IGF shall underwrite, issue and non-renew Policies in accordance with the following underwriting guidelines:

         (1) Maximum annual net written premium: $21 million (inclusive of direct subsidies).

         (2) Maximum limits of liability: For Crop Hail or Named Peril (Agricultural) - $1,600,000 in any one township; for Multi-Peril - $10,000,000 in any township; for Flood - $1,000,000 per risk.

         (3) Maximum policy period: For Crop Hail, Multi-Peril and Named Peril (Agricultural) - 12 months; for Flood - 36 months.

         (4) Lines and classes of business to be written: Crop Hail, Multi-Peril, Named Peril (Agricultural) and Flood - 36 months.

         (5) Policy rates and rating basis: For Crop Hail, Multi-Peril and Named Peril (Agricultural) - the rules and rates approved by MSI and, where required, applicable regulatory authorities, and in effect in the various territories in which Insurance is being marketed; for Flood - in accordance with the rules and rates promulgated under the National Flood Insurance Program.

         (6) Required policy wording and exclusions: For Crop Hail, Multi-Peril and Named Peril (Agricultural) - as set forth in the various policy forms developed by IGF, and approved by MSI and, where required, applicable regulatory authorities; for Flood - as set forth in forms promulgated under the National Flood Insurance Program.

         (7) Territorial limitations: Risks resident in the states identified in paragraph 2.A.

               Subject to applicable laws, regulations and policy terms, IGF shall have the right to cancel or non-renew any Policy at its discretion.

    B. IGF shall process and adjust all claims incurred under binders, endorsements or Policies issued by IGF under this Agreement at its own expense. Settlement of any individual claim exceeding the sum of $70,000 shall be subject to the approval of MSI. In connection with lawsuits seeking the recovery of damages in excess of $100,000, IGF shall furnish MSI with copies of all pleadings, and related file material, pertaining thereto in a prompt and timely fashion. IGF shall consult with MSI in the handling of all such litigation.

    C. MSI reserves the right to inspect and audit IGF's claim files pertaining to insurance business written pursuant to this Agreement and to evaluate and establish claim reserves on such Agreement and to evaluate and establish claim reserves on such business at it sole discretion. Furthermore, MSI reserves the right to determine that any Insurance claim denied by IGF is payable and, upon such determination, IGF shall promptly pay such claim.

    D. All files and records pertaining to claims arising out of business subject to this Agreement shall be the property of both parties hereto and, upon request, MSI shall have unrestricted access to such files and records during IGF's business hours. IGF shall not delete or destroy such files and records without MSI's prior consent.

    E. In the event of any disagreement or dispute regarding the performance of any delegated underwriting or claim settlement function, or upon discovery of any failure on the part of IGF to comply with all established underwriting or claim settlement provisions, guidelines or instructions, MSI shall have the right to immediately suspend IGFs authority to perform such function pending satisfactory resolution of the disagreement, dispute or instance of non-compliance and perform such function itself. IGF shall provide MSI, at IGF's expense, with a copy of the requisite files and shall reimburse MSI for the expenses MSI shall incur in performing any suspended function.

  7.     Records.

         A. IGF shall maintain separate records on the Insurance produced under this Agreement. MSI and the State Insurance Commissioners shall each have access to, and the right to copy, all accounts and records related to such insurance at any time during IGFs business hours. Such records shall be retained for at least three (3) years after the termination of the Reinsurance Agreement, or until the completion of MSI's statutory examination by the Minnesota Department of Commerce covering the period during which the Reinsurance Agreement was in effect, whichever is later.

         B. MSI shall have the right at any time to inspect and audit the books and records of IGF on business produced under this Agreement, which shall be made available by IGF at its normal place of business.

  B.     Arbitration.

         A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Agreement, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by MSI, the other by IGF, and an Umpire shall be chosen by the two Arbiters before they enter arbitration, all of which shall be active or retired disinterested executive officers of insurance and reinsurance companies or Lloyd's of London Underwriters. In the event that either party should fail to choose an Arbiter within thirty (30) days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within thirty (30) days following their appointment, each Arbiter shall nominate three (3) Candidates within ten (10) days thereafter, two (2) of whom the other shall decline, and the decision shall be made by drawing lots.

         B.    Each party shall present its case to the Arbiters within thirty
               (30) days following the date of appointment of the Umpire. The Arbiters shall consider this Agreement as an honorable engagement rather than merely as a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of the law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision or the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

         C. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

         D. Any arbitration proceedings shall take place at a location mutually agreed upon by both parties to this Agreement, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state of Minnesota.

     9.  Termination.  This Agreement shall terminate:

         A. Automatically, upon the termination of the Reinsurance Agreement. It is of the essence of this Agreement that the Reinsurance Agreement, as approved by MSI, shall be in place at all time.

         B. Immediately, following written notice from the other party, upon the placement of a party to this Agreement under supervision by a State Insurance Commissioner.

         C. Immediately, following receipt of written notice from MSI, on account of IGF's failure to comply with a condition or provision of this Agreement within thirty (30) days after such failure is brought to IGF's attention in writing.

         D. On December 31 of any year, by either party. The party desiring to terminate this Agreement shall give the other at least ninety
               (90) days advance written notice of its intention to terminate this Agreement.

         E. Unless otherwise directed by MSI in writing. In the event this Agreement is terminated, IGF shall continue to perform the duties necessary to service all Policies, at its own expense, until all liability underlying the Policies shall have been terminated. Such services shall consist of, but shall not necessarily be limited to, cancellations, return premiums, endorsements, account current reporting and claim settlements. IGF shall also Issue, for and on behalf of MSI, an effective notice of non-renewal to all policyholders terminating their coverage upon the expiration of their Policy term next following the termination of this Agreement. Should good cause exist for MSI shall incur in performing such duties. IGF shall also provide MSI, at IGF's expense, with a copy of all Insurance records on unexpired Policies, and all Insurance claim files.

         F. Should this Agreement terminate on a date other than December 31, IGF shall remit to MSI within forty-five (45) days following the date of termination an amount equal to the sum of the percentages show in 4.A. 1.-2. of the net premium written on Insurance in that year to the date of termination. If the date of termination shall be on or after July 1, IGF shall remit to MSI the greater of the amount described in the preceding sentence and $350,000.

10.  General Provisions.

         A. Payment of all commissions due on Policies secured by Agents shall be made directly by IGF to the Agents. IGF shall indemnify and hold MSI harmless from all expenses, costs, causes of action, and damages resulting from or growing out of claims made by Agents against MSI for commissions or other payments allegedly due them on Insurance produced under this Agreement.

         B. IGF warrants that it will abide by all statues, rules and regulations of the various territories in which Insurance is being marketed. Furthermore, IGF shall indemnify and hold MSI harmless from any and all wrongful acts or conduct by its representatives, employees and/or the Agents on account of failure to properly license Agents with MSI, failure to provide Insurance to applicants, failure to handle claims properly, and any other act that creates a financial obligation for MSI as a result of acts or omissions by said representatives, employees and/or the Agents, including but not limited to all costs, expenses and attorney fees incurred by MSI as a result thereof.

         C. IGF shall reimburse MSI for any out-of-pocket expenses MSI may incur in connection with any audit of IGF's underwriting and claims processing operations, including testing for reserve adequacy on Insurance claims. IGF's maximum obligation under this paragraph is limited to $5,000 per calendar year.

         D. IGF's obligations hereunder to reimburse MSI for all expenses related to business produced under this Agreement, and to indemnify and hold MSI harmless, shall survive the termination of the Agreement.

         E. This Agreement shall not be assigned by IGF without the written consent of MSI.

IN WITNESS THEREOF, the parties hereto by their respective duly authorized representatives have executed this Agreement as of the date shown.


Arden Hills, Minnesota, this   15th     day of     May     ,1996
                             -----------       ------------   --


                                      By: /s/ Lloyd A. Keller
                                          ----------------------------
                                          Lloyd A. Keller, Director of
                                          Reinsurance
                                          Mutual Service
                                          Casualty Insurance company


Des Moines, Iowa, this   20th         day of   May           ,1996
                       ---------------       ----------------   --

                        BY: /s/ Dennis G. Daggett
                           -----------------------------
                             IGF Insurance Company